                                                               Exhibit (a)(1)(D)

                                                         [TO BE SENT VIA E-MAIL]

                              Lante Corporation
                             161 North Clark Street
                                   Suite 4900
                            Chicago, Illinois 60601


                                January __, 2001

Dear option holder:

     On behalf of Lante Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options (the "Old Options") granted under the Lante Corporation Amended and Restated 1998 Stock Option Plan (the "Plan") for new options the Company will grant under the Plan (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's offer to exchange dated December 21, 2000 (the "Offer of Exchange") and the related letter of transmittal.

     The Offer expired at 12:00 midnight, Eastern time, on January 22, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange on January 23, 2001 tendered Old Options exercisable for a total of ____________ shares of Common Stock and canceled all such Old Options.

     The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of Common Stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive a New Option under the Plan exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such New Option. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that:

     . the per share exercise price under the New Option will equal the fair market value of the Common Stock on the date the Company grants the New Option; and

     . the New Option will have a three year, monthly vesting schedule that will begin on the date the Company grants the New Option.

     In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the New Option on or about July 24, 2001. At that time, as described in the Offer to Exchange, you will receive a New Option agreement that will be executed by you and the Company.

     In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee of the Company or one of its subsidiaries from the date you tendered Old Options through the date the Company grants the New Options to receive your New Option. If for any reason you do not remain an employee, you will not receive a New Option or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employ of the Company or any of its subsidiaries.

     If you have any questions about your rights in connection with the grant of a New Option, please call your benefits representative at (312) 696-5000.

                              Sincerely,

                                  Attachment A

                            [Name of Option Holder]



       Number of Option Shares                      Exercise Price of
    Subject to Tendered Old Option                 Tendered Old Option
        Accepted for Exchange                     Accepted for Exchange

--------------------------------------    --------------------------------------

--------------------------------------    --------------------------------------

--------------------------------------    --------------------------------------

--------------------------------------    --------------------------------------


Number of Option Shares Subject to New Options to be Granted to You on or About July 24, 2001: ____________*

*Note that the Company did not issue any New Options exercisable for fractional shares. Instead, the Company rounded down to the nearest whole number.